Filed Pursuant to Rule 424(b)(5)
Registration No. 333-278027

Amendment No. 1, dated December 10, 2024
(To Prospectus Supplement dated April 2, 2024
and Prospectus dated April 2, 2024)

Bitdeer Technologies Group
Up to US$577,500,000
Class A Ordinary Shares

This prospectus supplement amendment no. 1 (this “amendment”) amends the prospectus supplement, dated April 2, 2024 (the “prospectus supplement”). This amendment should be read in conjunction with the prospectus supplement and the accompanying prospectus, dated April 2, 2024 (the “prospectus”), each of which are to be delivered with this amendment. This amendment amends only those sections of the prospectus supplement listed in this amendment; all other sections of the prospectus supplement remain unchanged.

On March 18, 2024, we entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (“B. Riley Securities”), Cantor Fitzgerald & Co. (“Cantor”), Needham & Company, LLC (“Needham”), StockBlock Securities LLC (“StockBlock”), Roth Capital Partners, LLC (“Roth”) and Rosenblatt Securities Inc. (“Rosenblatt”; each of B. Riley Securities, Cantor, Needham, StockBlock, Roth and Rosenblatt, individually a “sales agent” and collectively, the “sales agents”), relating to the sale of our Class A ordinary shares, with a par value of US$0.0000001 each (the “Class A ordinary shares”), offered by the prospectus supplement and accompanying prospectus.

We are filing this amendment to amend the prospectus supplement to increase the aggregate dollar amount of Class A ordinary shares to be sold from time to time under the Sales Agreement to US$577,500,000 which consists of US$176,649,990.8 sold as of the date of this prospectus, US$73,350,009.2 remaining as originally authorized under the prospectus supplement, and an additional US$327,500,000. As of the date of this amendment, up to US$400,850,009.2 remains available to be sold from time to time pursuant to the prospectus supplement, as amended by this amendment.

Sales of our Class A ordinary shares, if any, under the prospectus supplement, as amended by this amendment will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”). Subject to the terms of the Sales Agreement, the sales agents are not required to sell any specific amount, but will act as our sales agents using commercially reasonable efforts consistent with their normal trading and sales practices. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The designated sales agent will be entitled to compensation at a commission rate up to 3.0% of the gross sales price of any Class A ordinary shares sold under the Sales Agreement. In connection with the sale of Class A ordinary shares on our behalf, each sales agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the sales agents will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the sales agents with respect to certain liabilities, including civil liabilities under the Securities Act. See “Plan of Distribution” beginning on page S-16 of the prospectus supplement for additional information regarding the compensation to be paid to the sales agents.

Our Class A ordinary shares are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BTDR.” On December 9, 2024, the last reported sales price of our Class A ordinary shares was US$20.63 per share.

Investing in our securities involves a high degree of risk. See the ‘‘Risk Factors” section beginning on page S-11 of the prospectus supplement and any risk factors in our Securities and Exchange Commission (‘‘SEC”) filings that are incorporated by reference in this prospectus supplement.

None of the SEC or any state securities commission has approved or disapproved of the securities or determined if this prospectus supplement or the accompanying prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

B. Riley Securities	Cantor	Needham & Company

Stockblock	Roth	Rosenblatt

This Amendment No. 1 to the Prospectus Supplement is dated December 10, 2024